QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-130253, 333-121814, 333-120291, 333-118499, 333-70492, 333-68238, 333-60968, 333-56230, 333-55530, 333-46200, and 333-41646 on Form S-3 and Nos. 333-157210, 333-146549, 333-146548, 333-143331, 333-143330, 333-126419, 333-121302, 333-120056, 333-119387, 333-103189, 333-75526, and 333-170710 on Form S-8 of our reports dated May 20, 2011, relating to the consolidated financial statements of Flextronics International Ltd. and subsidiaries ("the Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2011.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
May 23, 2011

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM